                                  EXHIBIT 2.8

                AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

     AMENDMENT entered into as of March 19, 1998, by and among Affiliated Managers Group, Inc., a Delaware corporation ("AMG"), Constitution Merger Sub, Inc., a Massachusetts corporation and a wholly owned subsidiary of AMG ("Merger Sub"), Essex Investment Management Company, Inc., a Massachusetts corporation (the "Company"), and the holders of the Company's capital stock party hereto collectively referred to as the "Majority Stockholders" and, each individually as a "Majority Stockholder").

     WHEREAS, the parties hereto are parties to a certain Agreement and Plan of Reorganization dated January 15, 1998 (the "Merger Agreement") (capitalized terms used herein and not defined shall have the meanings ascribed to them in the Merger Agreement); and

     WHEREAS, the parties do not require an escrow of any portion of the Merger Consideration and desire to amend the Merger Agreement to eliminate all reference to the Escrow Agent and the Escrow Agreement and make certain additional amendments as provided herein.

     NOW THEREFORE, the parties hereto agree as follows:

     1. The text of Section 1.3 of the Merger Agreement shall be amended by adding the following at the end of the existing provision: "In furtherance of and not in limitation of the foregoing, each of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective time, and all rights attached thereto, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into one share of Common Stock of the Surviving Corporation at the Effective Time."

     2. The text of Section 1.7(a) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

          "(a) At the Effective Time, all of the shares of Company Common Stock and all of the shares of Company Class A Stock issued and outstanding immediately prior to the Effective Time and all rights attached thereto, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive, subject to adjustment as provided in this Section 1.7: (i) cash in an aggregate amount equal to sixty-nine million six hundred thousand dollars ($69,600,000); and (ii) one million seven hundred fifty thousand nine hundred forty two (1,750,942) shares of AMG's Series C Non-Voting Convertible Stock, $.01 par value per share (the "AMG Shares" and, together with such cash, the "Merger Consideration"), established and designated under the Certificate of Designations of AMG attached hereto as Exhibit 1.7A (the "Certificate of Designations"). The aggregate amount of cash Merger Consideration to be received by the Stockholders shall be reduced by the amount of obligations of the Company assumed, or payments made, on behalf of the

Stockholders and the Company at the Closing, which amounts are set forth on
Schedule 1.7. At the Effective Time, the Merger Consideration shall be allocated among and paid to the Stockholders and other Persons listed on
Schedule 1.7 in accordance with said Schedule."

     3. Schedule 1.7 to the Merger Agreement shall be replaced in its entirety by Schedule 1.7 attached hereto.


     4. Exhibit 1.7 to the Merger Agreement shall be replaced in its entirety by Exhibit 1.7 attached hereto.

     5. The text of Section 1.8 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

          "(a) In the event that any Client which (a) has a contract that neither prohibits assignment by its terms nor terminates by its terms upon consummation of the transactions contemplated hereby does not Consent at or prior to the Closing (and AMG in its sole discretion does not elect to treat such client as having Consented at the Closing), then (a) such Client shall be treated, for purposes of calculating the Merger Consideration hereunder, as having withdrawn its assets, but the Company or the LLC may continue to provide services to such Client and (b) in the event that, as of the date that is sixty
(60) days after the date of the Closing, the Company or the LLC is able to obtain the Consent of such Client, then the Company shall make an additional payment to the Stockholders in accordance with Schedule 1.7.

          (b) In the event that any Client which has a contract that prohibits assignment by its terms or terminates by its terms upon consummation of the transactions contemplated hereby does not Consent at or prior to the Closing (and AMG in its sole discretion does not elect to treat such client as having Consented at Closing), then (a) such Client shall be treated, for purposes of calculating the Merger Consideration hereunder, as having withdrawn its assets, but the Company or the LLC may continue to provide services to such Client and
(b) in the event that, as of or prior to the date that is sixty (60) days after the date of the Closing, the LLC is able to enter into a contract with such Client with substantially identical terms, then the Company shall make an additional payment to the Stockholders in accordance with Schedule 1.7."

     6. The first sentence of Section 2.1 of the Merger Agreement shall be deleted in its entirety.

     7. The text of Section 3.21 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

     "Except for fees to McDaniels & Co. (which fees have been disclosed to AMG and will be paid at the Closing in accordance with Schedule 1.7), none of the Company, the LLC or any Stockholder has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement."

     8. The header to Section 3.24 of the Merger Agreement shall be deleted in its entirety and replaced with the following: "Employee Benefit Programs."

     9. Section 5.12(c) of the Merger Agreement shall be amended to delete the words "Escrow Agreement" and replace them with the words "Release attached hereto as Exhibit 1.7."

     10. Section 6.9 of the Merger Agreement shall be amended by deleting the words "Exhibit 6.9" and replacing them with the words "Schedule 6.9".

     11. Section 7.7 of the Merger Agreement shall be deleted in its entirety and replaced with the following: "On or promptly following the closing, AMG shall cause Merger Sub to, or shall on behalf of Merger Sub, make an additional contribution to the capital of the LLC as contemplated in Section 4.1 of the Restated LLC Agreement to fund contributions by the LLC to the Private Funds as contemplated thereby, provided that such amount shall not exceed $225,000."


     12. Sections 8.4 and 8.12(n) of the Merger Agreement shall be deleted in their entirety.

     13. Section 8.11 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

     "The Company's capitalization including ownership of capital stock and options to purchase shares of capital stock shall be as set forth on Schedule
1.7 and Schedule 3.3. The LLC's capitalization, including capital and profits interests and other rights to purchase interests in the LLC shall be as set forth in Schedule 3.4(b)(ii). At the Closing, and after giving effect to the transactions contemplated by Schedule 1.7, the LLC Contribution and all transaction costs of the Company and the LLC, the LLC shall have a tangible net worth (determined in accordance with GAAP) of at least five million four hundred twenty six thousand dollars ($5,426,000), working capital (defined as current assets less current liabilities) of at least five million four hundred twenty six thousand dollars ($5,426,000),which shall be not less than the amount necessary for the operation of the business of the LLC, consistent with past practices of the Company, and cash on hand of at least five million four hundred twenty six thousand dollars ($5,426,000). AMG shall be provided with a certificate from the Vice President and Chief Financial Officer of the Company and at the closing representing that the foregoing is true and correct.

     14. The text of Section 12.2(a) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

          "No indemnification shall be payable to any AMG Indemnified Party pursuant to Subsection 12.1(b) or 12.1(c) unless the total of all claims for indemnification pursuant to Section 12.1 shall exceed five hundred thousand dollars ($500,000) in the aggregate, whereupon only amounts of such claims in excess of such amount shall be recoverable in accordance with the terms hereof provided, however, that this limitation shall not apply to claims for indemnification (i) pursuant to Section 5A, except to the extent that indemnification for Tax matters do not exceed twenty five thousand dollars ($25,000), (ii) in connection with claims by any Person in connection with the payments made in accordance with Schedule 1.7, or (iii) subject to the Supplemental Indemnification Agreement;"

     15. The parties agree that, notwithstanding any other provision of this Agreement, the Closing shall occur on March 20, 1998.

     16. Except as amended by the provisions of this Amendment, the Merger Agreement, together with all Exhibits and Schedules thereto, shall remain in full force and effect, without modification or waiver.

                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed as of the date set forth above by their duly authorized representatives.


                                       AFFILIATED MANAGERS GROUP, INC.


                                       By: /s/ Nathaniel Dalton
                                           ---------------------------
                                           Name: Nathaniel Dalton
                                           Title: Senior Vice President


                                       CONSTITUTION MERGER SUB, INC..


                                       By: /s/ Nathaniel Dalton
                                           ---------------------------
                                           Name: Nathaniel Dalton
                                           Title: Clerk


                                       ESSEX INVESTMENT MANAGEMENT
                                       COMPANY, INC.


                                       By: /s/ Christopher P. McConnell
                                           ---------------------------
                                           Name: Christopher P. McConnell
                                           Title: Vice President and
                                                  Chief Financial Officer


                                           /s/ Joseph C. McNay
                                           ---------------------------
                                           Joseph C. McNay


                                           /s/ Stephen D. Cutler
                                           ---------------------------
                                           Stephen D. Cutler


                                           /s/ Stephen R. Clark
                                           ---------------------------
                                           Stephen R. Clark